EXHIBIT 12

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                    SIX                    TWELVE
                                                MONTHS ENDED            MONTHS ENDED
                                               JUNE 30, 1995           JUNE 30, 1995
                                             ------------------      ------------------
Fixed Charges as Defined:

  (1)   Interest on Long-Term Debt.......... $          129,258      $          261,751
  (2)   Other Interest......................             18,677                  30,718
  (3)   Preferred Dividends Factor
           of Subsidiary....................             24,324                  50,346
  (4)   Interest Component of Rentals
           Charged to Operating Expense.....              1,926                   3,967
                                             ------------------      ------------------
  (5)   Total Fixed Charges................. $          174,185      $          346,782
                                             ==================      ==================
Earnings as Defined:

  (6)   Income from Continuing Operations
           Before Cumulative Effect of
           Change in Accounting............. $          157,109      $          405,187
  (7)   Income Taxes for Continuing
           Operations Before Cumulative
           Effect of Change in Accounting...             76,136                 207,254
  (8)   Total Fixed Charges (line 5)........            174,185                 346,782
                                             ------------------      ------------------
  (9)   Income from Continuing Operations
           Before Cumulative Effect of
           Change in Accounting, Income
           Taxes and Fixed Charges.......... $          407,430      $          959,223
                                             ==================      ==================
Preferred Dividends Factor of
        Subsidiary:

 (10)   Preferred Stock Dividends of
           Subsidiary....................... $           16,435      $           33,342

 (11)   Ratio of Pre-Tax Income from
           Continuing Operations to Income
           from Continuing Operations
           (line 6 plus line 7 divided
           by line 6).......................               1.48                    1.51
                                             ------------------      ------------------
 (12)   Preferred Dividends Factor of
           Subsidiary (line 10 times
           line 11)......................... $           24,324      $           50,346
                                             ==================      ==================
Ratio of Earnings to Fixed Charges
   (line 9 divided by line 5)...............               2.34                    2.77

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